UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2016 (November 17, 2016)
Goldman Sachs Private Middle Market Credit LLC
(Exact name of registrant as specified in its charter)

Delaware	000-55660	81-3233378
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 West Street New York, New York	10282
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 902-0300
Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.
On November 17, 2016, Goldman Sachs Private Middle Market Credit LLC (the “Company”) delivered a capital drawdown notice to certain of its investors relating to the sale of approximately 461,475 Common Units of the Company’s limited liability company interests (the “Common Units”) for an aggregate offering price of $45,355,800. The sale is expected to close on or around November 28, 2016.
The sale of Common Units is being made pursuant to subscription agreements entered into by the Company and its investors. Under the terms of the subscription agreements, investors are required to fund drawdowns to purchase Common Units up to the amount of their respective capital commitments on an as-needed basis with a minimum of five business days’ prior notice to investors.
The issuance of the Common Units is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D and Regulation S thereunder.  Each purchaser of Common Units was required to represent that it is (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of the Common Units sold outside the United States, not a “U.S. person” in accordance with Regulation S under the Securities Act and (ii) was acquiring the Common Units for investment and not with a view to resell or distribute.  The Company did not engage in general solicitation or advertising and did not offer securities to the public in connection with such issuances.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Goldman Sachs Private Middle Market Credit LLC

By:	/s/ Jonathan Lamm
Name:	Jonathan Lamm
Title:	Chief Financial Officer and Treasurer

November 22, 2016